FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 21, 2008

 SONOMA VALLEY BANCORP
(Exact name of registrant as specified in its charter)

California	000-31929	68-0454068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

202 West Napa Street, Sonoma, California  95476
(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:   (707) 935-3200

 (Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors, Principal Officers; Election of Directors;
      Appointment of Principal Officers

The business operations of Sonoma Valley Bancorp (the “Company”) continue to be conducted principally through its wholly-owned subsidiary, Sonoma Valley Bank ("Bank").  On March 20, 2008 at a regularly scheduled meeting of the Board of Directors of the Bank, at which a quorum was present, the directors approved the promotion of a senior bank employee and changes in its executive management team.

Cathleen Gorham has been promoted to Executive Vice President and Chief Operating Officer. Mary Dieter Smith will continue to serve as Executive Vice President and Chief Financial Officer but will no longer serve as the Chief Operating Officer.

As Chief Operating Officer, Ms. Gorham will be in charge of the Sonoma Valley Bank branches, bank operations and compliance, technology, human resources and facilities management.  Ms. Gorham has been in banking since 1986 and joined Sonoma Valley Bank in 1992 as the Operations Supervisor.  She became the Senior Vice President and Operations Officer in 2001 and has held the title of SVP and Branch Administrator since 2006.

Mary Dieter Smith will continue to serve as Executive Vice President and Chief Financial Officer but will no longer serve as the Chief Operating Officer.  Her responsibilities will continue to include financial reporting, investing, budgeting and asset and liability management.  With the increased reporting requirements imposed upon SEC reporting companies, Ms. Smith will attest to the internal control effectiveness of the organizations financial reporting to comply with Sarbanes-Oxley 404.

There are no family relationships between Ms. Gorham and any director, officer, or affiliate of the Company. There are no, and have not been any, related party transactions between the Bank and Ms. Gorham.

Ms. Gorham serves at will and there are no employment agreements with the Bank’s executive officers. As part of the promotion, Ms. Gorham’s salary was increased to $148,500 annually.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

Exhibit No.                                           Exhibit Description

99	Press release dated March 21, 2008, titled “Sonoma Valley Bancorp Announces Management Changes In The Sonoma Valley Bank Subsidiary”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 21, 2008

Sonoma Valley Bancorp, a California corporation

/s/ Mary Dieter Smith
Mary Dieter Smith
Chief Financial Officer
(Principal Finance and Accounting Officer)